Exhibit 99.1


                   [First Midwest Financial, Inc. Letterhead]



                                                     FOR IMMEDIATE RELEASE
                                                     Contact: Investor Relations
                                                     Telephone: 712.732.4117


                     FIRST MIDWEST FINANCIAL, INC. ANNOUNCES
                      COMPLETION OF STOCK PURCHASE BY ESOP

(Storm Lake, Iowa - June 25, 2003) First Midwest Financial, Inc. announced that the Trustee of the Company's Employee Stock Ownership Plan (ESOP) has completed the purchase of additional shares of the Company's outstanding common stock under a previously authorized purchase plan. A total of 45,812 shares were purchased under the plan at an average cost of $16.47 per share. The shares will be used in future distributions to participants in the Company's ESOP.

At March 31, 2003, assets of First Midwest totaled $739 million. Shareholders' equity totaled $45.3 million, or $18.16 per common share outstanding. The company's stock is traded on the Nasdaq National Market under the symbol "CASH".


Corporate Profile: First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest, headquartered in Storm Lake, Iowa, and for Security State Bank, headquartered in Stuart, Iowa. First Federal Savings Bank operates as a thrift with four divisions: First Federal Storm Lake, Brookings Federal Bank, Iowa Savings Bank, and First Federal Sioux Falls. Security State Bank operates as a state-chartered commercial bank. Sixteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.